UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 14, 2010

Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     BB&T Corporation (the “Company”) maintains a Non-Qualified Defined Benefit Plan and a Target Pension Plan (together, the “Non-Qualified Plans”), each of which provides supplemental retirement benefits to participants to the extent that the benefits payable under the Company’s tax-qualified Pension Plan (the “Pension Plan”) are curtailed by application of limitations contained in the tax code.  Each of the executive officers named in the Summary Compensation Table in the Company’s 2010 proxy statement (the “Named Executive Officers”) participates in a Non-Qualified Plan.

     On December 14, 2010, the Board of Directors of the Company adopted amendments to each of the Non-Qualified Plans which are effective as of January 1, 2011 (the “Amendments”).  The Amendments increase the lump sum death benefit payable to the surviving beneficiary of a participant who dies while an active employee from the actuarial equivalent of the survivor portion of a 50% joint and survivor annuity under the plan’s formula to the survivor portion of a 100% joint and survivor annuity under the plan’s formula.  Each Named Executive Officer’s estimated in-service death benefit following the Amendments is approximately double the in-service death benefit under the Non-Qualified Plans prior to the Amendments, however, the precise amount of the increases vary based upon each participant's accrued benefits under the applicable Non-Qualified Plan.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By: /s/ Cynthia B. Powell
Cynthia B. Powell
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: December 15, 2010